Exhibit 99.1
ALLEGHANY CORPORATION
7 Times Square Tower, 17th Floor
New York, NY 10036
Contact: C.K. Dalrymple
(212) 752-1356
FOR IMMEDIATE RELEASE
ALLEGHANY ANNOUNCES PRICING OF
$300 MILLION OF 5.625% SENIOR NOTES DUE 2020
     New York, NY, September 15, 2010 — Alleghany Corporation (“Alleghany”) (NYSE-Y) today announced that it has set the price for the public offering of $300 million of its 5.625% Senior Notes due September 15, 2020 (the “Senior Notes”). Alleghany currently intends to use the net proceeds from the sale of the Senior Notes for general corporate purposes, including, but not limited to, acquisitions, additions to working capital, capital expenditures, investments, contributions of capital to its subsidiaries, repayment of debt, and repurchases and redemptions of its securities.
     U.S. Bancorp Investments, Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the Senior Notes offering.
     The Senior Notes will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). A prospectus supplement relating to the offering of the Senior Notes has also been filed with the SEC. Copies of the prospectus supplement and the accompanying base prospectus relating to the offering can be obtained from: U.S. Bancorp Investments, Inc., 214 N. Tryon Street, 26th Floor, Charlotte, North Carolina 28202, Attention: Syndicate Operations, 1-877-558-2606; J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attn: High Grade Syndicate Desk — 3rd floor, Telephone Number: 212-834-4533; and Wells Fargo Securities, LLC, 1525 West W.T. Harris Boulevard, NC0675, Charlotte, North Carolina 28262, Attn: Syndicate Operations, Toll-Free: 1-800-326-5897, Email: Prospectus.specialrequests@wachovia.com.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Senior Notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Senior Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
     Alleghany is engaged through its subsidiary Alleghany Insurance Holdings LLC (consisting of its insurance operating units RSUI Group, Inc., Capitol Transamerica Corporation, and Pacific Compensation Corporation) in the property and casualty insurance business.

     This press release contains forward-looking statements with respect to the anticipated effects of the transaction. Actual results of the transaction could be significantly different. Factors that could affect results include those set forth in filings made by Alleghany with the SEC. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information.
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